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                                     Exhibit 5

                       Opinion of Brown, Todd & Heyburn PLLC


Brown, Todd & Heyburn PLLC
400 West Market Street
32nd Floor
Louisville, Kentucky 40202

                                   August 13, 1998

Tumbleweed, Inc.
1900 Mellwood Avenue
Louisville, Kentucky 40206

Gentlemen:

     We have acted as counsel for Tumbleweed, Inc., a Delaware corporation (the "Company"), in connection with the Form S-1 Registration Statement, Registration No. 333-57931, filed on June 29, 1998, to be amended by Amendment No. 1 to be filed contemporaneously with this letter (as so amended, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), covering 6,345,000 shares of the Company's common stock (the "Shares") comprised of (i) up to 1,200,000 Shares to be issued by the Company for a maximum aggregate offering price of $12,000,000, and (ii) 5,145,000 Shares that may be offered for sale by certain stockholders ("Selling Stockholders"), as more fully described in the Registration Statement .

     In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, its By-laws, resolutions of its Board of Directors, the Agreement and Plan of Merger dated as of June 23, 1998, between Tumbleweed, LLC and the Company, and such other documents as we deemed necessary for purposes of rendering this opinion.

     We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon statements and certificates of public officials and corporate officers with respect to the accuracy of all matters contained therein.

     Based upon the foregoing, and subject to the qualifications hereinafter set forth, it is our opinion that the Shares have been duly authorized, and when either (i) issued, delivered and paid for in accordance with the terms of the offering by the Company, as set forth in the "Plan of Distribution" section of the prospectus contained in the Registration Statement (the "Prospectus"), or
(ii) when issued in accordance with the terms of the Agreement and Plan of Merger as described in the "History and Pending Reorganization" section of the Prospectus and sold by a Selling

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Stockholder in accordance with the terms set forth in the "Selling
Stockholders" section of the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

     This opinion is intended solely for use in connection with the transactions described herein. We hereby consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                   Very truly yours,

                                   BROWN, TODD & HEYBURN PLLC

                                   By /s/ Alan K. MacDonald
                                      Alan K. MacDonald, Member